EXHIBIT 16.1

February 9, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:  Earth Science Tech, Inc.

File Ref No:  000-55000

We have read the statements of Earth Science Tech, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated February 9, 2016 and agree with such statements as they pertain to our firm.  We have read Item 4.01, captioned "Changes in Registrant's Certifying Accountant," of the Current Report on Form 8-K of Earth Science Tech, Inc. and are in agreement with the statements therein as they relate to our firm.  We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida